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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statement No. 333-16649 of Bank Plus Corporation on Form S-8 of our report dated April 17, 1997 (except Note 2, which is dated May 2, 1997), on the consolidated financial statements of Hancock Savings Bank, FSB and subsidiary (which report expresses an unqualified opinion and includes explanatory paragraphs referring to regulatory matters and the uncertainty about Hancock's ability to continue as a going concern) appearing in the Current Report on Form 8-K of Bank Plus Corporation dated July 29, 1997.


DELOITTE & TOUCHE LLP

Los Angeles, California
August 13, 1997